Exhibit 11

Statement  of Computation of Per Share Earnings

We compute earnings per share using the two-class method in accordance with Accounting Standards Codification Topic No. 260, "Earnings Per Share." The two-class method is an allocation of earnings between the holders of common stock and a company's participating security holders. Our outstanding non-vested shares of restricted stock contain non-forfeitable rights to dividends and, therefore, are considered participating securities for purposes of computing earnings per share pursuant to the two-class method. We had no other participating securities at September 30, 2018 or 2017.

Contingently issuable shares associated with outstanding service-based restricted stock units were not included in the earnings per share calculations for the three-month and nine-month periods ended September 30, 2018 and 2017 as the vesting conditions had not been satisfied.

The composition of basic and diluted earnings per share were as follows:

(Dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Numerator:
Net income	$9,445	$3,334	$51,322	$7,564
Less: distributed earnings allocated to non-vested stock	-	-	-	-
Less: undistributed earnings allocated to non-vested restricted stock	(4)	(3)	(26)	(15)
Numerator for basic earnings per share	$9,441	$3,331	$51,296	$7,549
Effect of dilutive securities:
Add: undistributed earnings allocated to non-vested restricted stock	4	3	26	15
Less: undistributed earnings reallocated to non-vested restricted stock	(4)	(3)	(26)	(15)
Numerator for diluted earnings per share	$9,441	$3,331	$51,296	$7,549
Denominator:
Weighted average shares outstanding – basic	43,724,195	43,705,234	43,719,215	43,662,672
Effect of dilutive securities:
Stock options and other awards	8,725	9,519	6,155	8,748
Weighted average shares outstanding – diluted	43,732,920	43,714,753	43,725,370	43,671,420

Basic earnings per share	$0.22	$0.08	$1.17	$0.17
Diluted earnings per share	$0.22	$0.08	$1.17	$0.17